Exhibit 99.1

 Park Sterling Corporation Announces

Third Quarter 2012 Results

Charlotte, NC – November 2, 2012 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank, today released unaudited results of operations and other financial information for the third quarter of 2012. Highlights for the quarter compared to the three months and period ended September 30, 2012 include:

Financial Highlights

●	Reported net income of $620,000, or $0.02 per share
●	Excluding merger-related expenses of $1.4 million and gain on sale of securities of $1.0 million, reported net income of $987,000, or $0.03 per share
●	Increased non-acquired loan portfolio $16.8 million, or 4%, to $419.2 million
●	Increased noninterest income, excluding gain on sale of securities, $226,000, or 11%, to $2.3 million
●	Decreased nonperforming loans $3.0 million, or 15%, to 2.45% of total loans
●	Decreased nonperforming assets $4.7 million, or 13%, to 2.74% of total assets
●	Maintained strong capitalization, with tangible common equity to tangible assets of 17.31%

Business Highlights

●	Completed merger with Citizens South Banking Corporation on October 1, 2012
●	Completed merger of Citizens South Bank into Park Sterling Bank on October 10, 2012
●	Announced authorization for a 2.2 million share repurchase program

“Park Sterling's third quarter was marked by continued net loan growth in our metro markets, continued improvement in asset quality and continued profitability,” said James C. Cherry, Chief Executive Officer. “Excluding merger-related expenses and gain on sale of securities, we reported a $394,000, or 66%, increase in net income to $987,000, or $0.03 per share, for the third quarter compared to $593,000, or $0.02 per share, in the second quarter. The increase from the prior period resulted primarily from a lower provision for loan losses and higher noninterest income, led by strong results from our residential mortgage banking activities. We are very pleased with the company's financial results for both the quarter and the first nine months of the year.

Despite continued pressure from both a continued deleveraging trend among borrowers and aggressive competitive pricing, Park Sterling was able to increase non-acquired loans by $16.8 million, or 4%, during the third quarter, matching the growth rate posted during the second quarter of 2012. Noninterest bearing deposits also continued to grow, increasing by $7.1 million, or 4%, during the period. Capitalization levels remained strong, as evidenced by a ratio of tangible common equity to tangible assets of 17.31%. Asset quality also continued to improve, as evidenced by a decrease in nonperforming assets of $4.7 million, or 13%, to $30.4 million, or 2.74% of total assets. Other measures of asset quality also improved during the period and, assuming we do not experience a “double-dip' recession, we expect asset quality, in general, to either remain stable or improve throughout the remainder of the year.

We completed our merger with Citizens South Banking Corporation on October 1, 2012, and the merger of Citizens South Bank into Park Sterling Bank on October 10, 2012. This partnership brings together two strong banks to create the largest community bank headquartered in the Charlotte region, with offices stretching across the Carolinas and into North Georgia. Customers of both Park Sterling and Citizens South will benefit from the enhanced product and service offerings of our larger company without sacrificing the friendly and personal service they expect from their community bank. Shareholders of both Park Sterling and Citizens South also will benefit from the enhanced scale and improved operating efficiency of the combined company.

Finally, yesterday, our board of directors approved a 2.2 million share repurchase program, which represents approximately 5% of our issued and outstanding dilutive share count. The intent of this program is take advantage of opportunities to repurchase Park Sterling shares when doing so is believed to produce an attractive risk-return for our shareholders relative to the company's other investment opportunities. We believe this authorization reflects our directors' confidence in the financial position and growth outlook for Park Sterling.”

Third Quarter 2012 Financial Results

Net Income (Loss)

Three Month Results

Park Sterling reported net income of $620,000, or $0.02 per share, for the three months ended September 30, 2012. This compares to net income of $678,000, or $0.02 per share, for the three months ended June 30, 2012 and a net loss of $1.4 million, or $0.05 per share, for the three months ended September 30, 2011. The decrease in reported net income from the prior quarter primarily reflects higher merger-related expenses related to the acquisitions of both Community Capital Corporation, in November 2011, and Citizens South Banking Corporation, in October 2012. The increase in net income from the prior year resulted primarily from lower provision for loan losses, the inclusion of Community Capital and the company's organic growth initiatives.

Excluding merger-related expenses and gain on sale of securities, net income increased $394,000, or 66%, to $987,000, or $0.03 per share, for the three months ended September 30, 2012 compared to $593,000, or $0.02 per share, for the three months ended June 30, 2012. The increase in net income from the prior quarter primarily reflects lower provision for loan losses and higher noninterest income, led by strong results from the company's residential mortgage banking operations.

Net interest income totaled $10.0 million for the three months ended September 30, 2012, which represented a $129,000, or 1%, decrease from the second quarter of 2012 and a $6.1 million, or 159%, increase from the third quarter of 2011. The decrease from the three months ended June 30, 2012 resulted from a $210,000, or 2%, decline in interest income, which more than offset improved funding costs. This decrease in interest income included a $146,000, or 12%, decline in investment income and a $70,000, or 1%, decline in loan income, including loan fees. The decrease in investment income resulted primarily from a 15 basis point decline in investment yields to 1.87%. The decrease in loan income, including fees, resulted primarily from a $9.8 million, or 1%, decline in average loan balances during the third quarter. The increase in net interest income from the prior year resulted primarily from the acquisition of Community Capital.

Net interest margin was 3.97% in the third quarter of 2012, representing a 4 basis point decrease from 4.01% in the second quarter of 2012 and a 129 basis point improvement from 2.68% in the third quarter of 2011. Excluding the impact of accelerated accretion from credit and interest rate marks associated with acquisition accounting adjustments for performing acquired loans, as accounted for under the contractual cash flow method of accounting, net interest margin was 3.98% in the third quarter of 2012, representing a 8 basis point improvement from 3.90% in the second quarter of 2012 and a 130 basis point improvement from 2.68% in the third quarter of 2011. Accelerated accretion results from borrowers repaying performing acquired loans faster than required by their contractual terms and/or restructuring loans in such a way as to effectively result in a new loan under the contractual cash flow method of accounting, both of which result in the associated remaining credit and interest rate marks being fully accreted into interest income. Adjustments to accelerated accretion resulted in a $17,000 reversal of net interest income in the third quarter of 2012, compared to a $277,000 contribution to net interest income in the second quarter of 2012.

Provision for loan losses was $7,000 for the three months ended September 30, 2012, compared to $899,000 for the three months ended June 30, 2012 and $568,000 in the third quarter of 2011. The decrease in provision expense resulted from improvement in asset quality. In addition, second quarter results included $450,000 of provision expense associated with acquired loans, comprised of a $195,000 specific reserve associated with an acquired performing loan and a $255,000 impairment in one of the company's six purchase credit impaired (PCI) loan pools. This compares to a $37,000 provision expense associated with a net impairment in the company's PCI loan pools in the third quarter.

Noninterest income was $3.3 million for the three months ended September 30, 2012, compared to $2.6 million for the three months ended June 30, 2012 and $111,000 for the three months ended September 30, 2011. Excluding gain on sale of securities, noninterest income increased $226,000, or 11%, to $2.3 million in the third quarter of 2012, compared to $2.1 million in the second quarter of 2012. This improvement in core operations reflects continued strength in both the company's mortgage banking operations, which reported a $122,000, or 23%, increase in revenues to $662,000, and its deposit services, which reported a $25,000, or 8%, increase in revenues to $324,000. Income from wealth management activities increased $5,000, or 1%, to $666,000 in the third quarter of 2012, compared to the second quarter of 2012. Noninterest income was a modest $111,000 for the three months ended September 30, 2011 due to the company's more limited product capabilities prior to the acquisition of Community Capital.

Noninterest expenses totaled $12.2 million for the third quarter of 2012, which represented a $1.3 million, or 12%, increase compared to $10.9 million for the second quarter of 2012, and a $7.0 million, or 134%, increase compared to $5.2 million for the third quarter of 2011. Excluding merger-related expenses of $1.4 million and $434,000, respectively, noninterest expenses increased $410,000, or 4%, to $10.8 million for the three months ended September 30, 2012, compared to $10.4 million for the three months ended June 30, 2012. This increase resulted primarily from cyclical loan collection and OREO expenses, which together grew $294,000, or 27%, to $1.4 million in the third quarter of 2012, compared to $1.1 million in the second quarter of 2012. The increase in noninterest expense from the third quarter of 2011 resulted from the acquisition of Community Capital and the company's growth initiatives.

Nine Month Results

Park Sterling reported net income of $3.0 million, or $0.09 per share, for the nine months ended September 30, 2012 compared to a net loss of $7.4 million, or $0.21 per share, for the nine months ended September 30, 2011. Net interest income increased $20.2 million, or 174%, to $31.8 million as a result of higher earning assets and improved margins resulting from the acquisition of Community Capital and the company's growth initiatives. Provision expense decreased $7.2 million, or 88%, to $1.0 million as a result of improved asset quality. Noninterest income increased from $214,000 for the nine months ended September 30, 2011 to $7.8 million for the nine months ended September 30, 2012 as a result of new product capabilities following the acquisition of Community Capital. Noninterest expense increased from $14.9 million for the nine months ended September 30, 2011 to $34.0 million for the nine months ended September 30, 2012 due to the merger with Community Capital, the company's growth initiatives and increased OREO expenses.

Balance Sheet and Capital

Linked-Quarter Comparisons

Total assets decreased $8.9 million, or 1%, to $1.1 billion at September 30, 2012 compared to the total assets at June 30, 2012. Cash and equivalents increased $31.4 million, or 42%, to $106.5 million as a result of cash generated during the third quarter from declining investment balances, including the sale of approximately $23.8 million in securities to fund the cash portion of the Citizens South merger consideration. Total loans, which exclude loans held for sale, decreased $4.2 million, or 1%, to $708.2 million at September 30, 2012. This decrease included a $21.1 million, or 7%, reduction in acquired loans to $289.0 million, which was partially offset by a $16.8 million, or 4%, increase in non-acquired loans to $419.2 million. The net increase in non-acquired loans was driven by both new loan originations and transfers from performing acquired loan pools (due to restructurings). New loan origination remains somewhat tempered as a result of aggressive competition in the market with respect to interest rates. However, the company posted net loan growth in Raleigh and Wilmington, North Carolina, and Greenville and Charleston, South Carolina, as well as in its asset-based lending group, during the third quarter, excluding loans managed in the company's special assets group.

Loan mix shifted during the third quarter. The combination of commercial and industrial and owner-occupied real estate loans increased $2.2 million, or 1%, to $231.5 million at September 30, 2012. This component of the portfolio represented 32.7% of total loans at September 30, 2012 compared to 32.2% at June 30, 2012. Investor owned real estate loans increased $9.4 million, or 5%, to $206.8 million, and represented 29.2% of total loans at September 30, 2012 compared to 27.7% at June 30, 2012. Acquisition, construction and development loans decreased $5.6 million to $81.0 million, and represented 11.4% of total loans at September 30, 2012 compared to 12.2% at June 30, 2012. Residential mortgage decreased $8.8 million, or 13%, to $58.1 million as the company deemphasized balance sheet mortgage products and remediated problem assets, and represented 8.2% of total loans at September 30, 2012 compared to 9.4% at June 30, 2012. Finally, home equity lines of credit (“HELOC”) decreased $971,000, or 1%, to $82.7 million during the third quarter, due in part to lower usage, and remained at 11.7% of total loans.

Total deposits decreased $10.4 million, or 1%, during the third quarter to $831.7 million, reflecting lower funding needs. Deposit mix continued to improve. Noninterest bearing demand deposits increased $7.1 million, or 4%, during the third quarter, due primarily to continued emphasis in this area, and represented 19.9% of total deposits at September 30, 2012, compared to 18.9% at June 30, 2012. Money market, NOW and savings deposits increased $9.1 million, or 3%, during the third quarter and represented 41.1% of total deposits at September 30, 2012 compared to 39.5% at June 30, 2012. Non-brokered time deposits decreased $17.5 million, or 8%, during the third quarter due primarily to re-pricing strategies intended to enhance profitability. As a result, non-brokered time deposits declined to 23.1% of total deposits at September 30, 2012 from 24.9% at June 30, 2012. Finally, brokered deposits decreased $9.0 million, or 6%, to $131.5 million at September 30, 2012 million due to lower funding needs. Brokered deposits represented 15.8% of total deposits at September 30, 2012, compared to 16.7% at June 30, 2012.

Total borrowings decreased $445,000, or 1%, to $68.7 million at September 30, 2012, compared $69.2 million at June 30, 2012. Borrowings currently include $5.7 million of Tier 1-eligible subordinated debt and $6.9 million of Tier 2-eligible subordinated debt. Shareholders' equity increased $1.6 million, or 1%, to $195.8 million at September 30, 2012. Tangible common equity as a percentage of tangible assets remained very strong at 17.31%. Tier 1 leverage ratio also remained very strong at 15.39%.

Prior Year Comparisons

Total assets increased $527.8 million, or 91%, to $1.1 billion at September 30, 2012, compared to $582.4 million at September 30, 2011. This increase reflects both the acquisition of Community Capital and the company's organic growth initiatives. Cash and equivalents increased $50.0 million, or 88%, and total loans increased $340.9 million, or 93%, net of acquisition accounting fair market value adjustments, compared to the prior year period. Loan mix improved over the twelve months, with exposure to acquisition, construction and development loans declining from 14.0% of total loans at September 30, 2011 to 11.4% of total loans at September 30, 2012. In addition, from September 30, 2011 to September 30, 2012, the combination of commercial and industrial and owner-occupied real estate increased from 31.7% to 32.7% of total loans, 1-4 family increased from 5.4% to 8.2% of total loans, and HELOC decreased from 15.5% to 11.7% of total loans.

Total deposits increased $456.7 million, or 122%, to $831.7 million at September 30, 2012, compared to $375.0 million at September 30, 2011. This increase reflects both the merger with Community Capital and the company's organic growth initiatives. Deposit mix improved over the prior twelve months, with noninterest bearing demand deposits increasing from 11.4% to 19.9% of total deposits, MMDA, NOW and savings increasing from 32.0% to 41.1% of total deposits, and brokered deposits decreasing from 22.8% of total deposits at September 30, 2011 to 15.8% of total deposits at September 30, 2012.

Total borrowings increased $40.7 million, or 146%, to $68.7 million at September 30, 2012, compared to $28.0 million at September 30, 2011 due to the assumption of debt, net of acquisition accounting fair market value adjustments, at Community Capital. Shareholders' equity increased $21.2 million, or 12%, to $195.8 million due primarily to the issuance of 4,024,269 shares as consideration in the Community Capital merger, which represented approximately $15.5 million of equity capital.

Year-to-Date Comparisons

The company reported total assets of $1.1 billion at both September 30, 2012 and December 31, 2011. Cash and equivalents increased $78.0 million, or 273%, as funds were generated from a $23.5 million, or 11%, decrease in investments and a $50.8 million, or 7%, decrease in loans compared to the year-end period. Loan mix improved over the nine months, with exposure to acquisition, construction and development loans declining from 12.2% of total loans at December 31, 2011 to 11.4% of total loans at September 30, 2012. Over this same nine month period, the combination of commercial and industrial and owner-occupied real estate decreased slightly from 33.0% to 32.7%%, residential mortgage decreased from 10.5% to 8.2% of total loans, and HELOC decreased from 11.9% to 11.7% of total loans.

Total deposits decreased $15.0 million, or 2%, to $831.7 million at September 30, 2012, compared to $846.6 million at December 31, 2011. Deposit mix improved over the nine months, with noninterest bearing demand deposits increasing from 16.8% to 19.9% of total deposits, MMDA, NOW and savings increasing from 39.4% to 41.1% of total deposits, and total time deposits decreasing from 43.7% of total deposits at December 31, 2011 to 39.0% of total deposits at September 30, 2012.

Total borrowings increased $6.7 million, or 11%, to $68.7 million at September 30, 2012, compared to $62.1 million at December 31, 2011. Shareholders' equity increased $5.8 million, or 3%, to $195.8 million at September 30, 2012 compared to $190.1 million at December 31, 2011 due primarily to retained earnings.

Asset Quality

Asset quality continued to improve during the third quarter of 2012, reflecting stabilizing economic conditions in the company's markets, continued management focus on problem assets and continued discipline in the origination of new loans. Pass grade loans increased to 94.9% of total loans (excluding loans held for sale and deferred fees) at September 30, 2012, up from 94.0% at June 30, 2012, 93.3% at December 31, 2011 and 85.4% at September 30, 2011. Nonperforming loans decreased $3.0 million, or 15%, during the third quarter, to $17.3 million, or 2.45% of total loans, at September 30, 2012. This compares to 2.85% of total loans at June 30, 2012, 2.66% of total loans at December 31, 2011 and 5.84% of total loans at September 30, 2011. Nonperforming assets decreased $4.7 million, or 13%, during the third quarter, to $30.3 million and represented 2.74% of total assets at September 30, 2012. This compares to 3.13% of total assets at June 30, 2012, 3.25% of total assets at December 31, 2011 and 4.93% of total assets at September 30, 2011. Within nonperforming assets, OREO decreased $1.7 million, or 12%, to $13.0 million during the third quarter as sales of properties outpaced new foreclosures. Troubled debt restructurings increased $4.0 million, or 116%, to $7.4 million during the third quarter, primarily due to the inclusion of a new $3.6 million restructured commercial real estate loan.

Net charge-offs decreased $793,000, or 77%, to $231,000 in the third quarter of 2012, representing 0.13% of average loans (annualized). This compares to net charge-offs of $1.0 million, or 0.56% of average loans (annualized) in the second quarter of 2012, net charge-offs of $789,000, or 0.51% of average loans (annualized) in the fourth quarter of 2011 and net charge-offs of $2.0 million, or 2.19% of total loans (annualized) in the third quarter of 2011. The allowance for loan losses was $9.2 million, or 1.30% of total loans at September 30, 2012. This compares to $9.4 million, or 1.32% of total loans, at June 30, 2012, $10.2 million, or 1.34% of total loans, at December 31, 2011, and $9.8 million, or 2.68% of total loans, at September 30, 2011. The reduction in the total allowance at September 30, 2012 reflects the overall decline in total loans during the third quarter, while the slight decrease in the allowance percentage reflects improving asset quality. Adjusting for acquired loans, the allowance for loan losses represented 2.08% of non-acquired loans at September 30, 2012, compared to 2.23% of non-acquired loans at June 30, 2012, 2.57% of non-acquired loans at December 31, 2011, and 2.68% of non-acquired loans at September 30, 2011.

During the first quarter of 2011, and as contemplated in the 2010 equity offering, 568,260 shares of restricted stock were issued but will not vest until the company's share price achieves certain performance thresholds above the equity offering price (these restricted stock awards vest one-third each when the share price reaches, for 30 consecutive days, $8.125, $9.10 and $10.40 per share, respectively). Accordingly, these additional shares have been excluded from earnings and tangible book value per share calculations.

*	*	*	*	*	*	*

Conference Call

A conference call will be held at 8:30 a.m., Eastern Time this morning (November 2, 2012). The conference call can be accessed by dialing (877) 317-6789 and requesting the Park Sterling Corporation earnings call. Listeners should dial in 10 minutes prior to the start of the call. The live webcast and presentation slides will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations.”

A replay of the webcast will be available on www.parksterlingbank.com under Investor Relations, “Investor Presentations” shortly following the call. A replay of the conference call can be accessed approximately one hour after the call by dialing (877) 344-7529 and requesting conference number 10020166.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with over $2 billion in assets following the acquisition of Citizens South, is the largest community bank in the Charlotte area and has 45 banking offices stretching across the Carolinas and into North Georgia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage brokerage, cash management, consumer and business finance, and wealth management. Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Non-GAAP Measures

Tangible assets, tangible common equity, tangible book value, net income (loss) excluding merger-related expenses and gain on sale of securities, net interest margin excluding the effects of accelerated mark accretion, noninterest expenses excluding merger-related expenses, asset quality measures excluding the effects of acquired loans, and related ratios and per share measures, as used throughout this release, are non-GAAP financial measures. Management uses tangible assets, tangible common equity and tangible book value and related ratios to evaluate the adequacy of shareholders' equity and to facilitate comparisons with peers; asset quality measures excluding the effects of acquired loans to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and net income (loss) excluding merger-related expenses and gain on sale of securities, noninterest expenses excluding merger-related expenses, and net interest margin excluding the effects of accelerated mark accretion to evaluate core earnings (loss). For additional information, see “Reconciliation of Non-GAAP Measures” in the accompanying tables.

Cautionary Statement Regarding Forward Looking Statements

This news release contains, and Park Sterling and its management may make, certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words such as “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” “will,” “goal,” “target” and similar expressions. These forward-looking statements express management's current expectations or forecasts of future events, results and conditions, including financial and other estimates and expectations regarding the merger with Citizens South Banking Corporation; the general business strategy of engaging in bank mergers, organic growth, branch openings and closing, expansion or addition of product capabilities, expected footprint of the banking franchise and anticipated asset size; anticipated loan growth; changes in loan mix and deposit mix; capital and liquidity levels; net interest income; credit trends and conditions, including loan losses, allowance for loan loss, charge-offs, delinquency trends and nonperforming asset levels; the amount, timing and prices of share repurchases; and other similar matters. These forward-looking statements are not guarantees of future results or performance and by their nature involve certain risks and uncertainties that are based on management's beliefs and assumptions and on the information available to Park Sterling at the time that these disclosures were prepared. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.

You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed in any of Park Sterling's filings with the SEC: failure to realize synergies and other financial benefits from the Community Capital or Citizens South mergers within the expected time frames; increases in expected costs or decreases in expected savings or difficulties related to integration of the mergers; inability to identify and successfully negotiate and complete additional combinations with potential merger partners or to successfully integrate such businesses into Park Sterling, including the company's ability to adequately estimate or to realize the benefits and cost savings from and limit any unexpected liabilities acquired as a result of any such business combination; the effects of negative economic conditions or a “double dip” recession, including stress in the commercial real estate markets or delay or failure of recovery in the residential real estate markets; the impact of deterioration of the United States credit standing; changes in consumer and investor confidence and the related impact on financial markets and institutions; changes in interest rates; failure of assumptions underlying the establishment of allowances for loan losses; deterioration in the credit quality of the loan portfolio or in the value of the collateral securing those loans; deterioration in the value of securities held in the investment securities portfolio; fluctuations in the market price of the common stock, regulatory, legal and contractual requirements, other uses of capital, the company's financial performance, market conditions generally or modification, extension or termination of the authorization by the board of directors, in each case impacting purchases of common stock; legal and regulatory developments, including changes in the federal risk-based capital rules; increased competition from both banks and nonbanks; changes in accounting standards, rules and interpretations, inaccurate estimates or assumptions in accounting, including acquisition accounting fair market value assumptions and accounting for purchased credit-impaired loans, and the impact on Park Sterling's financial statements; and management's ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk.

Forward-looking statements speak only as of the date they are made, and Park Sterling undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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For additional information contact:

David Gaines

Chief Financial Officer

(704) 716-2134

dgaines@parksterlingbank.com

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENT
THREE MONTH RESULTS
($ in thousands, except per share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$10,346	$10,416	$12,110	$8,285	$4,283
Federal funds sold	16	15	8	5	22
Taxable investment securities	848	996	1,084	837	681
Tax-exempt investment securities	187	186	185	184	181
Interest on deposits at banks	34	28	10	29	44
Total interest income	11,431	11,641	13,397	9,340	5,211
Interest expense
Money market, NOW and savings deposits	339	333	326	269	158
Time deposits	632	720	821	836	868
Short-term borrowings	-	-	3	1	1
FHLB advances	149	148	161	135	140
Subordinated debt	340	341	367	286	190
Total interest expense	1,460	1,542	1,678	1,527	1,357
Net interest income	9,971	10,099	11,719	7,813	3,854
Provision for loan losses	7	899	123	1,110	568
Net interest income after provision	9,964	9,200	11,596	6,703	3,286
Noninterest income
Service charges on deposit accounts	324	299	314	241	23
Income from fiduciary activities	605	555	540	418	-
Fees and commissions from brokerage	61	106	59	29	-
Gain on sale of securities available for sale	989	489	-	-	-
Mortgage banking income	662	540	461	297	-
Income from bank owned life insurance	294	260	259	213	52
Other noninterest income	383	343	322	222	36
Total noninterest income	3,318	2,592	1,955	1,420	111
Noninterest expenses
Salaries and employee benefits	6,297	5,882	6,124	6,245	3,051
Occupancy and equipment	928	860	820	662	369
Advertising and promotion	144	108	161	132	115
Legal and professional fees	1,198	603	312	505	721
Deposit charges and FDIC insurance	261	270	291	116	134
Data processing and outside service fees	784	752	1,349	402	142
Communication fees	198	196	232	119	51
Postage and supplies	110	125	196	279	58
Core deposit intangible amortization	102	102	102	68	-
Net cost of operation of other real estate owned	964	809	522	400	101
Loan and collection expense	434	295	244	255	180
Other noninterest expense	783	861	650	853	294
Total noninterest expenses	12,203	10,863	11,003	10,036	5,216
Income (loss) before income taxes	1,079	929	2,548	(1,913)	(1,819)
Income tax expense (benefit)	459	251	825	(931)	(443)
Net income (loss)	$620	$678	$1,723	$(982)	$(1,376)

Earnings (loss) per share, fully diluted	$0.02	$0.02	$0.05	$(0.03)	$(0.05)
Weighted average diluted shares	32,138,554	32,120,402	32,075,398	30,719,363	28,051,098

PARK STERLING CORPORATION
CONDENSED INCOME STATEMENT
NINE MONTH RESULTS
($ in thousands, expect per share amounts)	September 30,	September 30,
	2012	2011
	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$32,873	$13,491
Federal funds sold	38	85
Taxable investment securities	2,928	2,046
Tax-exempt investment securities	559	533
Interest on deposits at banks	73	69
Total interest income	36,471	16,224
Interest expense
Money market, NOW and savings deposits	981	475
Time deposits	2,191	3,174
Short-term borrowings	3	2
FHLB advances	457	422
Subordinated debt	1,047	569
Total interest expense	4,679	4,642
Net interest income	31,792	11,582
Provision for loan losses	1,029	8,275
Net interest income after provision	30,763	3,307
Noninterest income
Service charges on deposit accounts	935	74
Income from fiduciary activities	1,700	-
Fees and commissions from brokerage	226	-
Gain on sale of securities available for sale	1,478	20
Mortgage banking income	1,663	-
Income from bank owned life insurance	813	52
Other noninterest income	986	68
Total noninterest income	7,801	214
Noninterest expenses
Salaries and employee benefits	18,303	8,533
Occupancy and equipment	2,712	971
Advertising and promotion	413	240
Legal and professional fees	2,113	2,233
Deposit charges and FDIC insurance	777	603
Data processing and outside service fees	2,772	347
Communication fees	626	113
Postage and supplies	431	144
Core deposit intangible amortization	307	-
Net cost of operation of other real estate owned	2,295	429
Loan and collection expense	974	375
Other noninterest expense	2,285	923
Total noninterest expenses	34,008	14,911
Income (loss) before income taxes	4,556	(11,390)
Income tax expense (benefit)	1,535	(4,013)
Net income (loss)	$3,021	$(7,377)

Earnings (loss) per share, fully diluted	$0.09	$(0.21)
Weighted average diluted shares	32,111,550	28,051,098

PARK STERLING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011*	2011
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$47,115	$15,898	$18,016	$18,426	$14,962
Interest earning balances at banks	37,256	29,795	15,567	10,115	36,311
Investment securities available-for-sale	186,802	222,221	232,464	210,146	130,667
Nonmarketable equity securities	4,599	5,470	8,510	8,510	1,968
Federal funds sold	22,165	29,455	20,085	-	5,295
Loans held for sale	6,095	5,331	8,055	6,254	1,559
Loans	708,283	712,506	727,862	759,047	367,412
Allowance for loan losses	(9,207)	(9,431)	(9,556)	(10,154)	(9,833)
Net loans	699,076	703,075	718,306	748,893	357,579

Premises and equipment	26,729	24,619	24,371	24,515	5,335
Other real estate owned	13,028	14,744	16,674	14,403	5,691
Bank owned life insurance	26,945	26,689	26,456	26,223	8,052
Goodwill	622	622	649	428	-
Intangible assets	3,715	3,817	3,920	4,022	-
Deferred tax asset	29,068	29,841	30,143	31,131	10,144
Other assets	6,973	7,542	7,535	10,156	4,820

Total assets	$1,110,188	$1,119,119	$1,130,751	$1,113,222	$582,383

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits:
Demand noninterest-bearing	$165,899	$158,838	$148,929	$142,652	$42,890
Money market, NOW and savings	341,788	332,648	329,633	333,968	120,017
Time deposits	323,988	350,548	377,875	370,017	212,085
Total deposits	831,675	842,034	856,437	846,637	374,992

Short-term borrowings	1,135	1,678	852	9,765	1,083
FHLB advances	55,000	55,000	55,000	40,000	20,000
Subordinated debt	12,592	12,494	12,396	12,296	6,895
Accrued expenses and other liabilities	13,982	13,727	13,250	14,470	4,796
Total liabilities	914,384	924,933	937,935	923,168	407,766

Shareholders' equity:
Common stock	32,707	32,644	32,644	32,644	28,619
Additional paid-in capital	173,826	173,381	172,873	172,390	160,368
Accumulated deficit	(14,839)	(15,459)	(16,137)	(17,860)	(16,878)
Accumulated other comprehensive income	4,110	3,620	3,436	2,880	2,508
Total shareholders' equity	195,804	194,186	192,816	190,054	174,617

Total liabilities and shareholders' equity	$1,110,188	$1,119,119	$1,130,751	$1,113,222	$582,383

Common shares issued and outstanding	32,706,627	32,706,627	32,643,627	32,643,627	28,619,358

* Derived from audited financial statements.

PARK STERLING CORPORATION
SUMMARY OF LOAN PORTFOLIO
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011*	2011
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Commercial:
Commercial and industrial	$70,155	$67,821	$72,094	$80,746	$44,939
Commercial real estate - owner-occupied	161,360	161,467	166,064	169,663	71,549
Commercial real estate - investor income producing	206,808	197,368	193,641	194,460	108,558
Acquisition, construction and development	81,027	86,612	87,065	92,349	51,522
Other commercial	13,059	13,486	13,518	15,658	3,193
Total commercial loans	532,409	526,754	532,382	552,876	279,761

Consumer:
Residential mortgage	58,062	66,876	75,377	79,512	19,816
Home equity lines of credit	82,690	83,661	86,029	90,408	56,787
Residential construction	25,872	25,559	24,670	25,126	4,787
Other loans to individuals	9,839	10,119	9,635	11,496	6,530
Total consumer loans	176,463	186,215	195,711	206,542	87,920
Total loans	708,872	712,969	728,093	759,418	367,681
Deferred costs (fees)	(589)	(463)	(231)	(371)	(269)
Total loans, net of deferred costs (fees)	$708,283	$712,506	$727,862	$759,047	$367,412

PCI Loans (included in the table above):
($ in thousands)	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2011*
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial:
Commercial and industrial	$1,154	$1,642	$2,101	$4,276
Commercial real estate - owner-occupied	8,616	8,637	8,964	9,953
Commercial real estate - investor income producing	11,290	11,478	13,662	14,006
Acquisition, construction and development	14,880	19,242	20,585	24,243
Other commercial	48	51	53	57
Total commercial loans	35,988	41,050	45,365	52,535

Consumer:
Residential mortgage	5,490	5,643	9,087	9,447
Home equity lines of credit	339	341	342	343
Residential construction	920	922	922	1,351
Other loans to individuals	86	89	127	142
Total consumer loans	6,835	6,995	10,478	11,283
Total loans	42,823	48,045	55,843	63,818
Deferred costs (fees)	-	-	-	-
Total loans, net of deferred costs (fees)	$42,823	$48,045	$55,843	$63,818

* Derived from audited financial statements.

PARK STERLING CORPORATION
ALLOWANCE FOR LOAN LOSSES
THREE MONTH RESULTS
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Beginning of period allowance	$9,431	$9,556	$10,154	$9,833	$11,277
Provision for loan losses	7	899	123	1,110	568
Loans charged-off	1,102	1,262	828	1,295	2,113
Recoveries of loans charged-off	871	238	107	506	101
End of period allowance	9,207	9,431	9,556	10,154	9,833

Net loans charged-off	$231	$1,024	$721	$789	$2,012
Annualized net charge-offs	0.13%	0.56%	0.39%	0.51%	2.19%

PARK STERLING CORPORATION
AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS
THREE MONTHS
($ in thousands)	September 30, 2012			September 30, 2011
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate (3)
Assets
Interest-earning assets:
Loans with fees (1)(2)	$719,397	$10,346	5.72%	$368,670	$4,283	4.61%
Fed funds sold	26,374	16	0.24%	36,505	22	0.24%
Taxable investment securities	202,152	848	1.68%	120,423	681	2.26%
Tax-exempt investment securities	17,774	187	4.21%	16,201	181	4.47%
Other interest-earning assets	32,972	34	0.41%	28,922	44	0.60%

Total interest-earning assets	998,669	11,431	4.55%	570,721	5,211	3.62%

Allowance for loan losses	(9,586)			(10,698)
Cash and due from banks	17,902			14,315
Premises and equipment	24,986			5,087
Goodwill	622			-
Intangible assets	3,750			-
Other assets	76,579			27,629

Total assets	$1,112,922			$607,054

Liabilities and shareholders' equity
Interest-bearing liabilities:
Interest-bearing demand	$83,813	$61	0.29%	$12,770	$3	0.09%
Savings and money market	249,760	278	0.44%	107,069	155	0.57%
Time deposits - core	199,843	301	0.60%	141,154	487	1.37%
Time deposits - brokered	135,950	331	0.97%	93,906	381	1.61%
Total interest-bearing deposits	669,366	971	0.58%	354,899	1,026	1.15%
Federal Home Loan Bank advances	55,000	149	1.08%	20,000	140	2.78%
Subordinated debt	13,883	340	9.74%	6,895	190	10.93%
Other borrowings	-	-	0.00%	1,523	1	0.26%
Total borrowed funds	68,883	489	2.82%	28,418	331	4.62%

Total interest-bearing liabilities	738,249	1,460	0.79%	383,317	1,357	1.40%

Net interest rate spread		9,971	3.77%		3,854	2.22%

Noninterest-bearing demand deposits	165,050			44,130
Other liabilities	13,610			5,210
Shareholders' equity	196,013			174,397

Total liabilities and shareholders' equity	$1,112,922			$607,054

Net interest margin			3.97%			2.68%
Net interest margin (fully tax-equivalent) (4)			4.03%			2.72%

(1) Nonaccrual loans are included in the average loan balances.

(2) Interest income and yields for September 30, 2012 include accretion from acquisition accounting adjustments associated with acquired loans.

(3) Yield/ rate calculated on Actual/Actual day count basis, except for yield on investments which is calculated on a 30/360 day count basis.

(4) Fully tax-equivalent basis at 42.54% and 24.35% tax rate at September 30, 2012 and 2011, respectively, for nontaxable securities and loans.

PARK STERLING CORPORATION
SELECTED RATIOS
($ in thousands, except per share amounts)	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011*	2011
	Unaudited	Unaudited	Unaudited		Unaudited
ASSET QUALITY
Nonaccrual loans	$9,792	$16,757	$17,703	$16,256	$19,448
Troubled debt restructuring	7,390	3,428	3,451	3,972	2,001
Past due 90 days plus (and still accruing)	164	131	698	-	-
Nonperforming loans	17,346	20,316	21,852	20,228	21,449
OREO	13,028	14,744	16,674	14,403	5,691
Loans held for sale (nonaccruing)	-	-	-	1,560	1,559
Nonperforming assets	30,374	35,060	38,526	36,191	28,699
Past due 30-59 days (and still accruing)	1,040	992	742	2,401	655
Past due 60-89 days (and still accruing)	561	74	764	924	819

Nonperforming loans to total loans	2.45%	2.85%	3.00%	2.66%	5.84%
Nonperforming assets to total assets	2.74%	3.13%	3.41%	3.25%	4.93%
Allowance to total loans	1.30%	1.32%	1.31%	1.34%	2.68%
Allowance to nonperforming loans	53.08%	46.42%	43.73%	50.20%	45.84%
Allowance to nonperforming assets	30.31%	26.90%	24.80%	28.06%	34.26%
Past due 30-89 days (accruing) to total loans	0.23%	0.15%	0.21%	0.44%	0.40%

CAPITAL
Book value per share	$6.09	$6.04	$6.01	$5.93	$6.22
Tangible book value per share	$5.96	$5.90	$5.87	$5.79	$6.22
Common shares outstanding	32,706,627	32,706,627	32,643,627	32,643,627	28,619,358
Dilutive common shares outstanding	32,138,554	32,138,402	32,075,398	32,075,367	28,051,098

Tier 1 capital	$165,345	$162,167	$161,337	$160,122	$162,207
Tier 2 capital	16,103	16,326	16,451	17,049	13,124
Total risk based capital	181,447	178,494	177,788	177,171	175,331
Risk weighted assets	774,035	769,382	786,703	819,762	439,708
Average assets for leverage ratio	1,074,410	1,087,079	1,092,468	901,067	596,997

Tier 1 ratio	21.36%	21.08%	20.51%	19.53%	36.89%
Total risk based capital ratio	23.44%	23.20%	22.60%	21.61%	39.87%
Tier 1 leverage ratio	15.39%	14.92%	14.77%	17.77%	27.17%
Tangible common equity to tangible assets	17.31%	17.02%	16.72%	16.74%	29.98%

LIQUIDITY
Net loans to total deposits	84.06%	83.50%	83.87%	88.46%	95.36%
Liquidity ratio	32.27%	32.38%	30.94%	25.36%	49.70%

INCOME STATEMENT (THREE MONTH RESULTS; ANNUALIZED)
Return on Average Assets	0.22%	0.24%	0.61%	-42.00%	-0.91%
Return on Average Equity	1.26%	1.40%	3.60%	-2.11%	-3.16%
Net interest margin (non-tax equivalent)	3.97%	4.01%	4.65%	3.67%	2.69%

INCOME STATEMENT (ANNUAL RESULTS)
Return on Average Assets	n/a	n/a	n/a	-1.20%	n/a
Return on Average Equity	n/a	n/a	n/a	-4.69%	n/a
Net interest margin (tax equivalent)	n/a	n/a	n/a	3.06%	n/a

* Balance sheet information derived from audited financial statements. Income statement information unaudited.

Non-GAAP Measures

Tangible assets, tangible common equity, tangible book value, net income (loss) excluding merger-related expenses and gain on sale of securities, net interest margin excluding the effects of accelerated mark accretion, noninterest expenses excluding merger-related expenses, asset quality measures excluding the effects of acquired loans, and related ratios and per share measures, as used throughout this release, are non-GAAP financial measures. Management uses tangible assets, tangible common equity and tangible book value and related ratios to evaluate the adequacy of shareholders' equity and to facilitate comparisons with peers; asset quality measures excluding the effects of acquired loans to evaluate both its asset quality and asset quality trends, and to facilitate comparisons with peers; and net income (loss) excluding merger-related expenses and gain on sale of securities, noninterest expenses excluding merger-related expenses, and net interest margin excluding the effects of accelerated mark accretion to evaluate core earnings (loss).

PARK STERLING CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
($ in thousands, except per share amounts)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2012	2012	2012	2011	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income excluding merger-related expenses and gain on sale of securities
Pretax income (loss)	$1,079	$929	$2,548	$(1,913)	$(1,819)
Plus: merger-related expenses	1,364	434	930	2,609	496
Less: gain on sale of securities	(989)	(489)	-	-	-
Pretax income (loss)	1,454	874	3,478	696	(1,323)
Tax expense (benefit)	467	281	1,118	264	(501)
Net income excluding merger-related expenses and gain on sale	$987	$593	$2,360	$432	$(822)
Divided by: weighted average diluted shares	32,138,554	32,120,402	32,075,398	30,719,363	28,051,098
Net income per share excluding merger-related expenses and gain on sale	$0.03	$0.02	$0.07	$0.01	$(0.03)

Estimated tax rate	32.15%	32.15%	32.15%	37.90%	37.90%

Tangible common equity to tangible assets
Total assets	$1,110,188	$1,119,119	$1,130,751	$1,113,222	$582,383
Less: intangible assets	4,337	4,439	4,569	4,644	-
Tangible assets	$1,105,851	$1,114,680	$1,126,182	$1,108,578	$582,383

Total common equity	$195,804	$194,186	$192,816	$190,054	$174,617
Less: intangible assets	4,337	4,439	4,569	4,644	-
Tangible common equity	$191,467	$189,747	$188,247	$185,410	$174,617

Tangible common equity	$191,467	$189,747	$188,247	$185,410	$174,617
Divided by: tangible assets	$1,105,851	$1,114,680	$1,126,182	$1,108,578	$582,383
Tangible common equity to tangible assets	17.31%	17.02%	16.72%	16.73%	29.98%

Tangible book value per share
Issued and outstanding shares	32,706,627	32,706,627	32,643,627	32,643,627	28,619,358
Add: dilutive stock options	187	35	31	-	-
Deduct: nondilutive restricted awards	568,260	568,260	568,260	568,260	568,260
Period end dilutive shares	32,138,554	32,138,402	32,075,398	32,075,367	28,051,098

Tangible common equity	$191,467	$189,747	$188,247	$185,410	$174,617
Divided by: period end dilutive shares	32,138,554	32,138,402	32,075,398	32,075,367	28,051,098
Tangible common book value per share	$5.96	$5.90	$5.87	$5.78	$6.22

Net interest margin excluding accelerated mark accretion
Net interest income	$9,971	$10,099	$11,719	$7,813	$3,854
Less: accelerated mark accretion	17	(277)	(1,469)	-	-
Net interest income excluding accelerated mark accretion	9,988	9,822	10,250	7,813	3,854
Divided by: average earning assets	998,669	1,012,579	1,013,688	844,684	570,720
Mutliplied by: annualization factor	3.98	4.02	4.02	3.97	3.97
Net interest margin excluding accelerated mark accretion	3.98%	3.90%	4.07%	3.67%	2.68%

Noninterest income excluding gain on sale of securities
Noninterest income	$3,318	$2,592	$1,955	$1,420	$111
Less: gain on sale of securities	(989)	(489)	-	-	-
Noninterest income excluding gain on sale of securities	$2,329	$2,103	$1,955	$1,420	$111

Noninterest expense excluding merger-related expenses
Noninterest expense	$12,203	$10,863	$11,003	$10,036	$5,216
Less: merger-related expenses	(1,364)	(434)	(930)	(2,609)	(496)
Noninterest expense excluding merger-related expenses	10,839	10,429	10,073	7,427	4,720

Allowance measures excluding acquired loans
Total loans	$708,283	$712,506	$727,862	$759,047	$367,412
Less: loans acquired with Community Capital	(289,090)	(310,149)	(341,017)	(363,500)	-
Loans excluding acquired loans	$419,193	$402,357	$386,845	$395,547	$367,412

Allowance for loan losses	$9,207	$9,431	$9,556	$10,154	$9,833
Less: allowance related to acquired loans	(486)	(450)	-	-	-
Allowance for loan losses excluding acquired loans	$8,721	$8,981	$9,556	$10,154	$9,833
Divided by: loans excluding acquired loans	419,193	402,357	386,845	395,547	367,412
Allowance for loan losses to loans excluding acquisition	2.08%	2.23%	2.47%	2.57%	2.68%